Exhibit 5.1

Mark D. Ballantyne

T: +1 703 456 8084

mballantyne@cooley.com

April 28, 2026

VYNE Therapeutics Inc.

P.O. Box 125

Stewartsville, New Jersey 08886

Ladies and Gentlemen:

We have acted as counsel to VYNE Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Registration Statement provides for the registration by the Company of (i) shares (the “Merger Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) or pre-funded warrants (the “Merger Warrants”) to purchase shares of Common Stock that together total or relate to up to 1,385,687,085 shares of Common Stock, (ii) pre-funded warrants (the “Assumed Warrants” and, together with the Merger Warrants, the “Warrants”) to purchase up to 1,279,351,121 shares of Common Stock, (iii) options (the “Options”) to purchase up to 158,759,613 shares (the “Option Shares”) of Common Stock, (iv) the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), and (v) the Option Shares, in each case subject to adjustment based on the final exchange ratio described in the Registration Statement. The Merger Shares, the Warrants, the Warrant Shares, the Options and the Option Shares are to be issued or assumed, as the case may be, pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of December 17, 2025, as amended on January 30, 2026 (the “Merger Agreement”), pursuant to which, among other matters, Yellow Merger Sub Corp., a direct, wholly owned subsidiary of the Company, will merge with and into Yarrow Bioscience, Inc., a Delaware corporation (“Yarrow”), with Yarrow surviving as a wholly owned subsidiary of the Company and the surviving corporation of the merger (the “Merger”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement in the form to be filed with the Commission on the date hereof, (b) the Merger Agreement, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (d) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

In rendering this opinion, we have assumed that (a) all conditions to the consummation of the transactions contemplated by the Merger Agreement will have been satisfied or duly waived, and all approvals of the Merger Agreement and for the issuance of the Merger Shares, the issuance of the Merger Warrants, the assumption and conversion of the Assumed Warrants, the assumption and conversion of the Options and

COOLEY LLP       ONE FREEDOM SQUARE       RESTON TOWN CENTER        11951 FREEDOM DRIVE       RESTON, VA       20190-5640

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VYNE Therapeutics, Inc.

April 28, 2026

Page Two

the issuance of the Option Shares have become effective, (b) no shares of Common Stock are issued or commitments to issue Common Stock made by the Company prior to consummation of the Merger or the issuance of the Warrant Shares or the Option Shares other than as contemplated by the Merger Agreement and the Registration Statement, (c) the Merger Warrants have been issued and the Assumed Warrants have been assumed and converted into warrants to purchase Common Stock as provided in the Merger Agreement, (d) the Options have been assumed and converted into options to purchase Option Shares as provided in the Merger Agreement and (e) the Company’s certificate of incorporation has been amended to increase the number of authorized shares and to effect a reverse stock split, in each case as described in the Registration Statement

With respect to the Warrants, the Warrant Shares, the Options and the Option Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Warrants or the Options to be exercisable for more shares of Common Stock than the number available for issuance by the Company or that the exercise price of the Warrants or the Options is below the par value of the Common Stock.

With regard to our opinion concerning the Warrants and the Options constituting binding obligations of the Company:

(i)Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law, (c) considerations of public policy or the effect of applicable law relating to fiduciary duties; (d) principles of course of dealing or course of performance and standards of good faith, fair dealing, materiality and reasonableness that may be applied by a court to the exercise of rights and remedies and the possible unavailability of specific performance or injunctive relief; and (e) the discretion of the court before which any proceeding in respect of the Merger Agreements or the transactions contemplated thereby may be brought;

(ii)Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought; and

(iii)We express no opinion with respect to any provision of the Warrants or the Options that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants or the Options; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; or (i) provides that provisions of the Warrants or the Options are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

COOLEY LLP       ONE FREEDOM SQUARE       RESTON TOWN CENTER        11951 FREEDOM DRIVE       RESTON, VA       20190-5640

T: (703) 456-8000   F: (703) 456-8100   COOLEY.COM

VYNE Therapeutics, Inc.

April 28, 2026

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On the basis of the foregoing, and in reliance thereon, and subject to the qualifications, limitations, assumptions and exceptions set forth herein, we are of the opinion that:

1.The Merger Shares, when issued by the Company pursuant to the Merger Agreement upon the terms and conditions described in the Registration Statement, will be validly issued, fully paid and nonassessable.

2.The Merger Warrants, when issued by the Company pursuant to the Merger Agreement upon the terms and conditions described in the Registration Statement, will be binding obligations of the Company.

3.The Assumed Warrants, when assumed by the Company and converted into warrants to purchase Warrant Shares pursuant to the Merger Agreement upon the terms and conditions described in the Registration Statement, will be binding obligations of the Company.

4.The Options, when assumed by the Company and converted into options to purchase Option Shares pursuant to the Merger Agreement upon the terms and conditions described in the Registration Statement, will be binding obligations of the Company.

5.The Warrant Shares, when the Warrants have been issued by the Company or assumed by the Company and converted into warrants to purchase shares of Common Stock pursuant to the Merger Agreement and the Warrant Shares have been issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

6.The Option Shares, when the Options have been assumed by the Company and converted into options to purchase Option Shares pursuant to the Merger Agreement and the Option Shares have been issued pursuant to and in accordance with the terms of the Options, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the heading “Legal Matters” in the joint proxy statement/prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

COOLEY LLP       ONE FREEDOM SQUARE       RESTON TOWN CENTER        11951 FREEDOM DRIVE       RESTON, VA       20190-5640

T: (703) 456-8000   F: (703) 456-8100   COOLEY.COM

VYNE Therapeutics, Inc.

April 28, 2026

Page Four

Sincerely,

Cooley LLP

By:	/s/ Mark D. Ballantyne
Mark D. Ballantyne

COOLEY LLP       ONE FREEDOM SQUARE       RESTON TOWN CENTER        11951 FREEDOM DRIVE       RESTON, VA       20190-5640

T: (703) 456-8000   F: (703) 456-8100   COOLEY.COM